Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE RESTATED
CERTIFICATE OF INCORPORATION
OF
STONEX GROUP INC.

StoneX Group Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

1.The Corporation hereby amends and restates Article Fifth, Section 4(a)(i) of its Restated Certificate of Incorporation (the “Certificate of Incorporation”) in its entirety to read as follows:

“Common Stock. The aggregate number of shares of common stock which the Corporation shall have the authority to issue is 200,000,000 with a par value of $0.01 per share.”

2.    That the foregoing amendment of the Certificate of Incorporation has been duly approved by the Board of Directors of the Company in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware.

3.    That the foregoing amendment of the Certificate of Incorporation has been duly approved by the stockholders of the Company in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.    That the aforesaid amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this      14th day of August, 2023.

                    By:     /s/ David A. Bolte
                            Authorized Officer

                    Title:         Secretary

                    Name:         David A. Bolte
                            Printed Name